EXHIBIT 99.1

PRECISION CASTPARTS CORP. AND SPS TECHNOLOGIES, INC.

PROVIDE FURTHER INFORMATION REGARDING MERGER CONSIDERATION

PORTLAND OR, December 4, 2003 – As previously announced, in connection with the proposed acquisition of SPS Technologies, Inc. (NYSE:ST) by Precision Castparts Corp. (NYSE:PCP), the preliminary results of merger consideration elections made by SPS shareholders were:

•	Elections for 13,443,821 shares, or approximately 98.26% of the outstanding SPS shares, were received by the exchange agent prior to the election deadline;

•	105,299 shares elected to receive cash; and

•	13,338,522 shares elected to receive PCC common stock.

Of the 13,443,821 shares for which elections were received by the exchange agent, 3,171,958 shares were delivered subject to notices of guaranteed delivery. Accordingly, the final election results could change depending upon the timely delivery of those shares.

Based on the preliminary election results and assuming confirmation of effectiveness of elections and receipt of guaranteed deliveries, the approximate merger consideration to be received by SPS shareholders would be as follows:

•	SPS shareholders making an effective election to receive cash would receive all of their merger consideration in cash;

•	SPS shareholders making an effective election to receive stock would receive approximately 51% of their merger consideration in shares of PCC common stock and 49% of their merger consideration in cash, as a result of pro-ration; and

•	Non-electing shareholders will be deemed to have elected cash for 50% of their SPS shares and stock for 50% of their SPS shares, which means that due to pro-ration, they would receive approximately 75% of their merger consideration in cash and 25% of their merger consideration in shares of PCC common stock.

The actual merger consideration will be computed using the formula in the merger agreement and will be based on, among other things, the final results of the elections process and the actual number of shares of SPS common stock outstanding immediately prior to the closing.

A more complete description of the adjustment and pro-ration mechanisms applicable to elections is contained in the SPS proxy statement/prospectus dated October 16, 2003, and the election materials previously mailed to SPS shareholders, both of which SPS shareholders are urged to read carefully. Copies of the proxy statement/prospectus and any related documents filed with the SEC can be obtained free of charge at the website maintained by the SEC at www.sec.gov.

The proposed acquisition remains subject to the satisfaction of closing conditions. If all conditions to the closing are met, the parties anticipate that the closing will occur on December 9, 2003.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those we describe in the forward-looking statements. The risks, uncertainties, and assumptions include the possibility that we will be unable to fully realize the benefits we anticipate from the acquisition; the challenges of achieving anticipated synergies; the possibility that we will incur costs or difficulties related to the integration of our business greater than those we expect; the ability to maintain customer relationships after the acquisition; our ability to retain and motivate key employees of both organizations; the difficulty of keeping expense growth and integration costs at modest levels while increasing revenues; the challenges of integration and restructuring associated with the acquisition; the possibility that the acquisition may not close; and other risks that are described from time to time in our Securities and Exchange Commission reports.

Additional Information About this Transaction

PCC and SPS have filed a definitive proxy statement/prospectus and other documents regarding this transaction with the Securities and Exchange Commission. PCC and SPS have mailed the definitive proxy statement/prospectus and merger consideration election materials to the SPS security holders. These documents contain important information about this transaction.

You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free of charge from PCC at the PCC Corporate Center/Financial Documents section of www.precast.com or by contacting PCC Investor Relations at (503) 417-4850. They may also be obtained under Financial Information in the Investor Relations section of www.spstech.com or by contacting SPS Investor Relations at (215) 517-2001.